

                                 COMPUTATIONS OF EARNINGS PER SHARE


Basic earnings per share:                                              2000             1999              1998
                                                                       ---------------------------------------

  Computation of weighted average number of common shares outstanding and common equivalent shares:

  Common Shares outstanding at the beginning                         4,968,957        5,083,456         5,135,548
    of the period

  Weighted average number of shares issued                              (3,940)         (76,868)          (46,902)
    (retired) during the period                                      ---------      -----------         ---------


  Weighted average number of common and                              4,965,017        5,006,588         5,088.646
    common equivalent shares                                         =========        =========         =========


  Net Income available to common                                   $(1,339,987)     $(1,275,867)      $1,000,0007
   stockholders                                                   ============     ============       ===========


  Earnings per common and common                                   $      (.27)     $      (.25)      $       .20
    equivalent share                                                ===========     ============      ===========


  Diluted earnings per share                                            2000             1999             1998
                                                                     --------------------------------------------
  Computation of weighted average number of
  common shares outstanding and
  common equivalent shares:

  Common Shares outstanding at the beginning                         4,968,957        5,083,456         5,135,548
  of the period

  Weighted average number of shares issued                              (3,940)         (76,868)          (46,902)
  (retired) during the period

  Weighted average of the common equivalent                                --              --             161,227
  shares attributable to stock options                             -----------       ----------        ----------
  granted, computed under the treasury
  stock method1

  Weighted average number of common and                              4,965,017        5,006,588         5,249,873
  common equivalent shares - diluted                                 =========        =========         =========


  Net Income available to common                                   $(1,339,987)     $(1,275,867)       $1,000,007
   stockholders - diluted                                         ============     ============        ==========


  Earnings per common and common                               $          (.27)  $         (.25)      $       .19
  equivalent share-diluted                                    ================  ================      ===========


--------

1    At May 31, 2000, 1999 and 1998,  respectively,  823,500, 445,500 and 67,500 stock options or convertible debentures have not been included because they are anti-dilutive.
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